Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact Office 208 384 6073

For Immediate Release: August 2, 2012
Boise Cascade Reports Second Quarter 2012 Financial Results
BOISE, Idaho - Boise Cascade Holdings, L.L.C. (Boise Cascade or Company) reported second quarter 2012 net income of $15.0 million and earnings before interest, taxes, depreciation, and amortization (EBITDA) of $28.2 million. Sales in second quarter 2012 were $733 million, a 24% increase over the same quarter a year ago. Reported net loss and EBITDA was $9.9 million and $3.9 million, respectively, in second quarter 2011. First quarter 2012 net income and EBITDA was $1.7 million and $14.6 million, respectively.
The Company generated $9.6 million of cash during the second quarter 2012 driven by improved operating results. At June 30, 2012, Boise Cascade had total available liquidity of $412.5 million, with $174.1 million in cash and committed bank line availability of $238.4 million.
Second quarter 2012 revenues and earnings were higher on improved demand for our products and commodity price increases relative to the year-ago quarter. The Company's revenues and earnings continue to be impacted by demand below historical levels for the products it distributes and manufactures. However, improved residential construction activity and market share gains in engineered wood products (EWP) and plywood contributed to an improved second quarter. U.S. housing starts increased approximately 29% in second quarter 2012 from the levels experienced in 2011. Single-family starts, which are a primary driver of the

Company's sales, experienced an increase of 23% from the year-ago quarter. Blue Chip consensus forecast for U.S. housing starts for 2012 was 740,000 as of July 10, 2012. The final U.S. housing starts level reported for 2011 was 609,000.
“Our improved operating results experienced in the first quarter continued into the second quarter. We are encouraged by the improved operating environment and are cautiously optimistic the improved demand for our products will carry through to the second half of the year. Our strong liquidity position has allowed us to take advantage of the improvement in the markets and of business opportunities,” commented Tom Carlile, CEO.
Building Materials Distribution (BMD) segment sales were $580.5 million in second quarter 2012, up 23% from the same quarter a year ago. Volumes for the segment were up approximately 15%, with prices up about 8%. BMD reported $10.9 million of EBITDA in second quarter 2012, compared to $3.4 million and $1.4 million in second quarter 2011 and first quarter 2012, respectively.
Wood Products segment sales in the second quarter 2012 were $241.8 million, up 33% from the same quarter a year ago. The increase in sales was due primarily to higher plywood volumes and prices and increased EWP shipments, offset in part by lower EWP sales price realizations. The segment reported $21.7 million of EBITDA in second quarter 2012 compared to $4.5 million and $16.7 million in second quarter 2011 and first quarter 2012, respectively.
Outlook
The housing industry is showing signs of improvement in many areas within the U.S.; however, we expect to continue to experience below historical demand for the products we distribute and manufacture. Industry commodity wood product prices could be volatile in response to operating rates and inventory levels in various distribution channels. We expect to manage our production levels to our sales demand, which will likely result in us operating some of our facilities below their capacity.

About Boise Cascade
Boise Cascade is a leading U.S. wholesale distributor of building products and one of the largest producers of engineered wood products and plywood in North America. The Company is privately held and headquartered in Boise, Idaho. For more information, please visit our website at www.bc.com.
Webcast and Conference Call
Boise Cascade will host a webcast and conference call on Thursday, August 2, at 11 a.m. Eastern, at which time we will review the Company's recent performance. You can join the webcast through the Boise Cascade website. Go to www.bc.com and click on the link to the webcast under the News & Events heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 800-591-6944 (international callers should dial 617-614-4910), participant passcode 31259078, at least 10 minutes before the start of the call.
The archived webcast will be available in the News & Events section of Boise Cascade's website. A replay of the conference call will be available from Thursday, August 2, at 2 p.m. Eastern through Thursday, August 9, at 11 p.m. Eastern. Playback numbers are 888-286-8010 for U.S. calls and 617-801-6888 for international calls, and the passcode will be 47426166.
Basis of Presentation
We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA, a non-GAAP financial measure. EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments.

We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for the limitations of EBITDA by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
Forward-Looking Statements
This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Income (Loss)
(unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2012	June 30
	2012	2011		2012	2011
Sales
Trade	$728,434	$585,031	$582,040	$1,310,474	$1,063,838
Related parties	4,466	4,382	4,946	9,412	8,822
	732,900	589,413	586,986	1,319,886	1,072,660

Costs and expenses
Materials, labor, and other operating expenses	613,352	514,221	498,806	1,112,158	937,053
Materials, labor, and other operating expenses from related party	19,255	10,351	11,318	30,573	18,794
Depreciation and amortization	8,338	9,241	8,119	16,457	18,148
Selling and distribution expenses	60,468	51,016	53,814	114,282	97,986
General and administrative expenses	10,689	9,880	9,048	19,737	18,158
Other (income) expense, net (a)	653	50	(368)	285	2,639
	712,755	594,759	580,737	1,293,492	1,092,778

Income (loss) from operations	20,145	(5,346)	6,249	26,394	(20,118)

Foreign exchange gain (loss)	(289)	30	186	(103)	340
Interest expense	(4,818)	(4,584)	(4,813)	(9,631)	(9,173)
Interest income	87	77	107	194	223
	(5,020)	(4,477)	(4,520)	(9,540)	(8,610)

Income (loss) before income taxes	15,125	(9,823)	1,729	16,854	(28,728)
Income tax provision	(78)	(38)	(61)	(139)	(134)
Net income (loss)	$15,047	$(9,861)	$1,668	$16,715	$(28,862)

See accompanying summary notes to consolidated financial statements and segment information.

Segment Information
(unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2012	June 30
	2012	2011		2012	2011
Segment sales
Building Materials Distribution	$580,545	$470,691	$451,416	$1,031,961	$848,487
Wood Products	241,842	182,427	211,143	452,985	337,368
Intersegment eliminations and other	(89,487)	(63,705)	(75,573)	(165,060)	(113,195)
	$732,900	$589,413	$586,986	$1,319,886	$1,072,660

Segment income (loss)
Building Materials Distribution (a)	$8,699	$1,337	$(819)	$7,880	$(3,222)
Wood Products (a)	15,548	(2,662)	10,811	26,359	(9,927)
Corporate and Other	(4,391)	(3,991)	(3,557)	(7,948)	(6,629)
	19,856	(5,316)	6,435	26,291	(19,778)

Interest expense	(4,818)	(4,584)	(4,813)	(9,631)	(9,173)
Interest income	87	77	107	194	223
Income (loss) before income taxes	$15,125	$(9,823)	$1,729	$16,854	$(28,728)

EBITDA (b)
Building Materials Distribution (a)	$10,893	$3,387	$1,363	$12,256	$876
Wood Products (a)	21,661	4,467	16,716	38,377	3,999
Corporate and Other	(4,360)	(3,929)	(3,525)	(7,885)	(6,505)
	$28,194	$3,925	$14,554	$42,748	$(1,630)

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2012	December 31, 2011

ASSETS

Current
Cash and cash equivalents	$174,079	$182,459
Receivables
Trade, less allowances of $2,507 and $2,142	178,692	118,901
Related parties	569	1,236
Other	4,604	3,796
Inventories	319,132	283,978
Prepaid expenses and other	9,171	4,864
Total current assets	686,247	595,234

Property and equipment, net	264,519	266,456
Timber deposits	6,746	8,327
Deferred financing costs	4,059	4,962
Goodwill	12,170	12,170
Intangible assets, net	8,900	8,900
Other assets	7,942	6,786
Total assets	$990,583	$902,835

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets (continued)
(unaudited, in thousands)

	June 30, 2012	December 31, 2011

LIABILITIES AND CAPITAL

Current
Accounts payable
Trade	$175,019	$116,758
Related parties	2,057	1,142
Accrued liabilities
Compensation and benefits	45,259	32,267
Interest payable	3,322	3,326
Other	25,412	24,486
	251,069	177,979
Debt
Long-term debt	219,560	219,560

Other
Compensation and benefits	194,072	200,248
Other long-term liabilities	13,731	13,676
	207,803	213,924
Redeemable equity units
Series B equity units – 2,426 units and 2,522 units outstanding	2,426	2,522
Series C equity units – 13,475 units and 13,715 units outstanding	6,089	6,227
	8,515	8,749
Commitments and contingent liabilities

Capital
Series A equity units – no par value; 66,000 units authorized and outstanding	108,157	104,008
Series B equity units – no par value; 550,000 units authorized; 532,898 units and 532,802 units outstanding, respectively	312,257	299,460
Series C equity units – no par value; 44,000 units authorized; 12,930 units and 12,690 units outstanding, respectively	—	—
Accumulated other comprehensive loss	(116,778)	(120,845)
Total capital	303,636	282,623
Total liabilities and capital	$990,583	$902,835

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended
	June 30
	2012	2011
Cash provided by (used for) operations
Net income (loss)	$16,715	$(28,862)
Items in net income (loss) not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	17,664	19,041
Pension expense	6,394	6,432
Other	(469)	744
Decrease (increase) in working capital, net of acquisitions
Receivables	(59,482)	(44,221)
Inventories	(35,154)	(11,969)
Prepaid expenses and other	(2,251)	(2,284)
Accounts payable and accrued liabilities	68,235	27,716
Pension contributions	(7,874)	(4,279)
Other	1,005	(1,617)
Net cash provided by (used for) operations	4,783	(39,299)

Cash provided by (used for) investment
Expenditures for property and equipment	(10,952)	(16,585)
Acquisitions of businesses and facilities	(2,355)	(5,782)
Other	144	(112)
Net cash used for investment	(13,163)	(22,479)

Cash provided by (used for) financing	—	—

Net decrease in cash and cash equivalents	(8,380)	(61,778)

Balance at beginning of the period	182,459	264,606

Balance at end of the period	$174,079	$202,828

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2011 Form 10-K and the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012. Net income (loss) for all periods presented involved estimates and accruals.

(a)
In first quarter 2011, we committed to curtail a manufacturing plant in our Wood Products segment and we recorded the related expense of $1.4 million in "Other (income) expense, net" in our Consolidated Statement of Income (Loss) for the six months ended June 30, 2011. The manufacturing plant was permanently closed on June 30, 2011. Also, during the six months ended June 30, 2011, we recorded $1.2 million of noncash asset write-downs in "Other (income) expense, net," of which $0.8 million was recorded in our Building Materials Distribution segment and $0.4 million was recorded in our Wood Products segment.

(b)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income (loss) to EBITDA for the three months ended June 30, 2012 and 2011, and March 31, 2012, and the six months ended June 30, 2012 and 2011:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2012	June 30
	2012	2011		2012	2011

	(unaudited, in thousands)

Net income (loss)	$15,047	$(9,861)	$1,668	$16,715	$(28,862)
Interest expense	4,818	4,584	4,813	9,631	9,173
Interest income	(87)	(77)	(107)	(194)	(223)
Income tax provision	78	38	61	139	134
Depreciation and amortization	8,338	9,241	8,119	16,457	18,148
EBITDA	$28,194	$3,925	$14,554	$42,748	$(1,630)

The following table reconciles segment income (loss) to EBITDA for the three months ended June 30, 2012 and 2011, and March 31, 2012 and the six months ended June 30, 2012 and 2011:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2012	June 30
	2012	2011		2012	2011

	(unaudited, in thousands)
Building Materials Distribution
Segment income (loss)	$8,699	$1,337	$(819)	$7,880	$(3,222)
Depreciation and amortization	2,194	2,050	2,182	4,376	4,098
EBITDA	10,893	3,387	1,363	12,256	876

Wood Products
Segment income (loss)	15,548	(2,662)	10,811	26,359	(9,927)
Depreciation and amortization	6,113	7,129	5,905	12,018	13,926
EBITDA	21,661	4,467	16,716	38,377	3,999

Corporate and Other
Segment loss	(4,391)	(3,991)	(3,557)	(7,948)	(6,629)
Depreciation and amortization	31	62	32	63	124
EBITDA	(4,360)	(3,929)	(3,525)	(7,885)	(6,505)

EBITDA	$28,194	$3,925	$14,554	$42,748	$(1,630)